Exhibit 4.2

NAB Corporate Receivables

Facility Agreement

Warning – Intending Guarantors

Please read

•	The guarantor should seek independent legal and financial advice on the effect of the guarantee and indemnity contained in this document before the guarantor agrees to sign it.

•	The guarantor can refuse to sign this document.

•	There are financial risks involved in signing this document (for example, it may become necessary for the guarantor to sell its assets so the guarantor can pay us).

•	The guarantor has the right to limit its liability under the guarantee and indemnity contained in this document in accordance with the Code of Banking Practice (if it applies to the guarantee and indemnity) and as allowed by law.

•	The guarantor can request information about this facility or the financial obligation to be guaranteed.

It is likely that we will be able to resort to any mortgage or other security (whether or not described in the details) which we already hold or which you give us in the future as security for the amounts covered by this document. If you are an individual this would include any mortgage over your family home.

Execution by National Australia Bank Limited

Execution

Date of agreement	Place of execution

27/10/15	Sydney

Signed for and on behalf of National Australia Bank Limited by its duly authorised officer

Signature of authorised officer

/s/ Gordon Hardie

Name of authorised officer (BLOCK LETTERS)

Gordon Hardie

Date

27/10/15

Execution by Vendor

Important Acknowledgment

By signing this Corporate Receivables Facility Agreement you acknowledge and agree that:

•	you have received and read a copy of the Corporate Receivables Facility Agreement before signing it and you agree that the terms of clause 12 containing various representations and warranties by you, have been brought to your attention and fully explained to you and you agree that these representations and warranties are correct; and

•	you will notify us promptly if you change your address.

Company

HUDSON GLOBAL RESOURCES (AUST) PTY LIMITED

Executed by the Vendor in accordance with Section 127 of the Corporations Act

Signature	Signature

/s/ Mark Steyn	/s/ Kendall Ryan

Full name	Full name

Mark Steyn	Kendall Ryan

Office held	Office held (Director or Company Secretary)
(Director or Sole Director and Sole Company
Secretary)

Director	Director

Date	Date

27/10/2015	27/10/2015

Execution by Guarantor

Important Acknowledgment

By signing this Invoice Finance Facility Agreement the guarantor:

•	agrees to be bound by the guarantee and indemnity in clause 26 and all other provisions of this Invoice Finance Facility Agreement relevant to that guarantee and indemnity.

•	declares that its attention has been drawn to the warnings set out on the front page of this Invoice Finance Facility Agreement and below, and in particular the recommendation that legal and financial advice should be obtained before signing this Invoice Finance Facility Agreement.

•	declares that it has obtained legal and financial advice as necessary or if it has not obtained such advice, declares that it does not regard any such advice as necessary and prefers to proceed without it.

•	declares that it is fully aware of the nature of, and risks in signing this Invoice Finance Facility Agreement and is signing it voluntarily.

Guarantor Company:

HUDSON GLOBAL RESOURCES (NZ) LIMITED

Signed by
Hudson Global Resources (NZ) Limited (company no. 517634)
by

sign here ►	/s/ Mark Steyn
Director

print name	Mark Steyn

sign here ►	/s/ Roman Rogers
Director

print name	Roman Rogers

PART A – Details

Parties

Bank: (“we/us”)

National Australia Bank Limited

ABN 12 004 044 937

255 George Street

Sydney New South Wales

2000

Vendor: (“you”)

Hudson Global Resources (Aust) Pty Limited

ABN 21 002 888 762

ACN 002 888 762

Level 19, 20 Bond Street

Sydney New South Wales

2000

Guarantor

Hudson Global Resources (NZ) Limited

Company Number 517634

Chorus House

Level 6

66 Wyndham Street

Auckland, New Zealand

1010

Facility Overview

Facility limit	$25,000,000

Maximum Advance Rate	85%	The actual advance rate used in relation to any particular purchased debt maybe lower than the maximum advance rate (which would be reflected in a higher corresponding discount rate).

Recourse period	90	days from the end of the calendar month in which the debt document is raised.

Application Fee	$37,500	Refer Finance Agreement

Bank Lodgement Fee (PPSR)	$0.00

Government Registration Fee (PPSR)	$0.00

Search Fee (PPSR, ASIC)	$0.00

Purchase Charge Rate	$6,250	Flat fee charged monthly in advance. See clause 8.4 for further details.

Minimum Purchase Charge	$75,000	annually.

Lending Indicator Rate	2.095% p.a.	market rate, as published in the metropolitan daily press and on our website on Mondays.

Customer Margin	1.500% p.a.

Facility Fee Rate	3.595% p.a.	Lending Indicator Rate PLUS Customer Margin %.

Default Margin Rate	2.000% p.a.

Default Facility Fee Rate	5.595% p.a.	This rate is the Facility Fee Rate plus Default Margin Rate.

Default Management Fees	N/A

Nominated account

BSB	: To be confirmed

Account Number	: To be confirmed

Guarantee limit

The guarantee limit is:

•   the facility limit stated above (comprising amounts of any nature including interest, costs or otherwise); plus

•   an amount equal to interest, fees, costs and taxes accrued and not paid by you at the time we serve a demand to pay on the guarantor, up to the amounts payable for the 12 months ending on the date of the service of our demand on the guarantor.

In addition to the guarantee limit described above, the guarantor may also be liable under clauses 15.7 to 15.13, 18 and 19 of this agreement for amounts stated to be payable solely by the guarantor.

Special conditions

Nil.

PART B – Terms and Conditions

1. Using this facility

1.1	This agreement sets out the terms on which we may agree to purchase certain debts from you.

1.2	You may only use this facility if:

(a)	the results of all our searches and enquiries are satisfactory to us;

(b)	we have received each security, related acknowledgement or acceptance and title documents, which are satisfactory to us;

(c)	you have obtained any insurance we require, and we have received evidence satisfactory to us (which may include receiving the policy document) that any such insurance is current, that the insurer, the amount insured and the policy terms are satisfactory to us, and that our interest is noted;

(d)	where required by us, you are registered to use any specific system or platform provided by us as part of the Corporate Receivables System;

(e)	we have received any other document we reasonably require (including corporate or trustee authorisations), satisfactory to us;

(f)	there is no event of default or potential event of default under this agreement; and

(g)	each security remains enforceable and no-one who provides a security is in default under or has withdrawn from or terminated that security (unless this occurs with our consent).

1.3	You can only access and operate the facility through the Corporate Receivables System.

1.4	You or we can, by giving the other at least 90 days prior notice in writing, terminate the facility.

1.5	This agreement will become effective upon the earlier of (a) our first making funds available to you under the facility and (b) our notifying you of the completion of any action we decide to take pursuant to clause 21.2, which earlier date is the effective date. The security interests established under this agreement attach on the later of the effective date and the date on which they would otherwise attach under the terms of this agreement.

2. Using the Corporate Receivables System

General

2.1	In order to use the Corporate Receivables System to access or operate your facility:

(a)	you must have access to and, where required, be registered to use the Corporate Receivables System;

(b)	you must nominate, in a manner acceptable to us, each user who is to be authorised to use the Corporate Receivables System and each user must be registered as a user of the Corporate Receivables System.

2.2	You must procure that all users of the Corporate Receivables System access the Corporate Receivables System by the authorisation method.

2.3	We can, at any time, add to, remove or change the functions, or impose restrictions on the functions available to you, in connection with the facility.

Sending information and requests through the Corporate Receivables System

2.4	You acknowledge that we are authorised to act upon any information or request sent to us which appears to have been sent by a user who has been nominated by you under clause 2.1(b).

2.5	You acknowledge that we are under no duty to make any inquiry whatsoever as to whether any information or request has in fact been issued by you or with your authority. All information and requests sent to us through the Corporate Receivables System will be deemed to have been properly issued by the relevant user who has been nominated by you under clause 2.1(b) to send information or requests on your behalf if the authorisation method has been used for that user.

Security

2.6	You must ensure that you adopt data security measures in relation to your use of the Corporate Receivables System, which are appropriate for the protection of sensitive commercial information including systems and current security software to guard against unauthorised data access, malevolent code (such as viruses), denial of service attacks and data contamination.

Your acknowledgements

2.7	You acknowledge that we may provide you with the ability to retrieve and download facility related information through the Corporate Receivables System. Once this information is retrieved and downloaded by you, we can no longer verify its integrity.

Limitation of Liability

2.8	Subject to the qualifications contained in the Competition and Consumer Act 2010 (Cth) and all corresponding State, Territory, and Commonwealth legislation, our liability for breach of a condition or warranty implied by that legislation in relation to the supply of services to a consumer (including the supply of electronic platforms, software or other programmes through the Corporate Receivables System) is limited to the following:

(a)	the supplying of the service again; or

(b)	the payment of the cost of having the service supplied again.

Our liability to you will not be limited in this manner if it is not fair or reasonable for us to rely on the limitation set out in this paragraph.

2.9	Except as provided in clause 2.8,

(a)	all other warranties are excluded;

(b)	except to the extent that loss or damage is caused by our own negligence, we will not be responsible for and exclude all liability for loss or damage that you may suffer or incur by reason of or in connection with any of the following:

(i)	your use of the Corporate Receivables System, whether or not it is attributable to us or our agents, contractors or employees;

(ii)	any act or omission of us, or any of our agents, contracts or employees in relation to the Corporate Receivables System or your use of it;

(iii)	us permitting any person to use the Corporate Receivables System (including by us acting on a message) where the user of the Corporate Receivables System or the sender of the message (as the case may be) purports to be, but is not in fact, a person authorised by you to use the Corporate Receivables System unless we have received timely and adequate written warning from you in advance not to allow the relevant use to take place;

(iv)	any error contained in a message; or

(v)	any delays, including delays in us acting on a message;

c)	we will not be liable for and exclude all liability for any indirect or consequential loss or damage of any kind, or any direct or indirect loss of profit, revenue or goodwill, that you may suffer or incur for any reason in relation to the Corporate Receivables System or your use of it.

2.10	You indemnify us, and continue to hold us indemnified, against any liability, loss or damage suffered or incurred by us however arising and by whomever caused, whether arising directly or indirectly from your use of the In Corporate Receivables System, including as a result or you failing to comply with your obligations under clause 2.6, except to the extent such liability loss or damage is or was due to our wilful acts or negligence.

Force Majeure

2.11	Neither party shall be liable to the other party for any failure or delay in the performance of its obligations relating to the Corporate Receivables System which is due to force majeure. If the delay or failure to perform obligations due to force majeure exceeds 15 days, either party may terminate your use of the Corporate Receivables System immediately on providing written notice to the other party.

2.12	Any obligation to pay money shall not be excused by force majeure.

Terms and conditions relating to Corporate Receivables System

2.13	To the extent of any inconsistency between this agreement and any separate terms and conditions relating to the Corporate Receivables System this agreement will prevail.

3. Debt information

Debt schedules

3.1	You must give us a debt schedule:

(a)	initially, not less than 1 business day before you first want to use your facility;

(b)	thereafter, regularly at times to be agreed between you and us, and if no such times are agreed, in relation to each month within 5 business days after the end of the month; and

(c)	otherwise, as agreed in writing with us.

3.2	Each debt schedule provided by you under this agreement must include all debts created since the last debt schedule and which remain outstanding at such time, or in relation to the first debt schedule all debts existing at the date of that debt schedule, including excluded debts and recourse debts, together with such other information as we reasonably require.

3.3	If a debt schedule includes any excluded debts or recourse debts, you must also ensure that those debts are clearly identified as such when the debt schedule is provided.

Other debt information

3.4	You must give us details of any credit note and adjustments relating to a purchased debt as soon as possible after it is raised by you and no later than the day your next debt schedule is due to be delivered to us.

3.5	In addition to your obligations in respect of debt documents under clause 9.6, you must give us, on request:

(a)	any statement of debt payments including details of their allocation to your debtor ledger in the form required by us from time to time; and

(b)	any other supporting information about, or documents relating to, your debts.

3.6	If a recourse event occurs in relation to a debt, you must notify us in writing:

(a)	immediately, if the recourse event relates to a debtor making or attempting to make or raise a set-off claim in respect of a debt; or

(b)	within 5 business days (or such other period agreed in writing by us) of any other recourse event occurring.

4. Offer and Acceptance

Qualifying debts

4.1	Delivery of an initial debt schedule constitutes an offer by you to sell to us all qualifying debts:

(a)	existing as at the commencement date; and

(b)	arising after the commencement date but prior to the termination of the facility, whether or not those qualifying debts are described in the initial debt schedule or any other debt schedule.

4.2	We need not accept the offer comprised by the initial debt schedule if the terms of this document have not been complied with and nothing in this agreement constitutes or is to be construed as an agreement to assign a debt if the terms of this document have not been complied with.

4.3	Your offer to sell the qualifying debts under clause 4.1 is deemed to be accepted and all qualifying debts are purchased by us (without any further notice to you) immediately on the payment of the initial payment.

4.4	Upon our deemed acceptance of your offer full title to the qualifying debts purchased will:

(a)	in respect of qualifying debts in existence as at the commencement date, vest in us as at that date; and

(b)	in respect of future qualifying debts, vest in us automatically upon their coming into existence and without anything further being required.

Excluded Debts

4.5	The provision of a debt schedule that includes any excluded debts constitutes an offer by you to sell to us those excluded debts, irrespective of whether you have identified those debts as excluded debts in accordance with this agreement.

4.6	Your offer to sell any such excluded debts is taken to be accepted by us immediately upon payment to you of the purchase price in relation to those excluded debts in accordance with clause 7.2.

4.7	We may choose not to purchase any excluded debt.

4.8	Upon our deemed acceptance of your offer to sell any excluded debt full title to the excluded debt purchased will vest in us.

Payment of the Purchase price

4.9	We will pay you the purchase price (including the initial payment) with respect to the purchased debts in accordance with clause 7.2 as soon as reasonably practicable after receiving the relevant debt schedule listing those purchased debts.

Recourse debts

4.10	You acknowledge that if a purchased debt is or becomes a recourse debt, we retain our interest in that debt notwithstanding that we may elect to allocate 100% of the relevant debt amount to the total retention in accordance with clause 6.2.

Release of encumbrance

4.11	If an encumbrance has been granted by you to us over any purchased debt, to the extent necessary to allow any assignment under this clause 4, that encumbrance is automatically released.

Charge over proceeds and account

4.12	As security for your obligations under this agreement, you hereby grant us a charge over the proceeds of the purchased debts and the debtor finance account.

Acknowledgement of assignment of debts

4.13	All parties confirm and agree their intention that each sale and purchase of debts under this agreement is intended to take effect as a true sale by way of equitable assignment of title (which may be perfected by us on the terms of this agreement), and not by way of charge or mortgage.

5. Accessing funds

Accessing funds

5.1	Subject to all conditions precedent being met you can access all or part of your available funds by requesting a drawing through the Corporate Receivables System.

5.2	Funds are accessed by transferring the amount required from your debtor finance account to a linked account using the Corporate Receivables System.

Your available funds

5.3	The available funds is calculated by deducting the funds drawn (if any) from the lesser of the borrowing base and the facility limit. We may calculate or recalculate (as the case may be) your available funds at any time.

No overdrawing

5.4	The balance of your debtor finance account (to the extent it is a debit balance) must not exceed the lesser of the facility limit and the borrowing base at any time, without our prior approval.

Drawings not made in accordance with this agreement

5.5	If an amount is drawn from the debtor finance account contrary to this clause, you must immediately rectify the position by paying into the debtor finance account an amount equal to that drawing.

6. Your Borrowing Base and the Total Retention

Borrowing Base

6.1	The borrowing base is calculated by deducting the total retention from the purchase price. We may calculate or recalculate (as the case may be) the borrowing base at any time.

Total Retention

6.2	In setting the amount of the total retention, we may take into account any matters we consider relevant in relation to our credit and risk assessment of you, the debtors and transactions under this agreement. This may include:

(a)	the aggregate amount of recourse debts;

(b)	the amount calculated by applying a discount rate we determine for a particular debt;

(c)	any debtor limit excess;

(d)	any minimum amount that that we determine must be withheld notwithstanding the amount that would otherwise be required to be held in relation to each individual debt; and

(e)	any other amount you owe us.

You acknowledge that in determining the total retention, we have full discretion to retain any percentage of a particular debt that we consider appropriate in the circumstances (including retaining 100%).

6.3	We may review and change the amount of the total retention in relation to any particular debt at any time. We may, for example, change the amount of the total retention in relation to a particular debt if our assessment of that debt or you changes.

6.4	If in our judgement, having regard to our credit and risk assessment of you, the debtors and transactions under this agreement, the amount of the total retention is insufficient for any reason, including as a result of our recalculation of the amount of funds required to be held, we may:

(a)	withhold the amount of the shortfall from the purchase price of any debts subsequently purchased by us under clause 4;

(b)	account for the amount of the shortfall by reducing the borrowing base; or

(c)	require you to pay us, on demand, the amount of the shortfall,

and adjust the amount of the total retention to reflect that action.

7. How we process transactions

7.1	We will generally process transactions under this agreement in accordance with this clause 7.

7.2	We will pay you the purchase price by including all or part of the amount of the purchase price in the total retention, increasing the borrowing base by all or part of that amount, or a combination of the two.

7.3	When we receive details of a credit note or evidence of other adjustment, we will either:

(a)	reduce the purchase price of the relevant purchased debt by the amount of the credit note or adjustment (the “relevant amount”);

(b)	withhold the relevant amount from the purchase price of any debts subsequently purchased by us under clause 4;

(c)	process the credit note or adjustment as a separate transaction and include the relevant amount in the total retention.

7.4	Fees and charges payable under this agreement will be debited by making adjustments under clause 7.9.

7.5	Unless otherwise provided in this agreement:

(a)	any debt payments credited to the debtor finance account will be applied to repay the associated debt and, once the

(b)	debt is discharged (or earlier if we agree), we will adjust the amount of the total retention in relation to that debt;

(c)	any amounts other than debt payments credited to the debtor finance account may be, in our discretion, applied to repay a debt selected by us.

7.6	You acknowledge that:

(a)	all or part of an amount paid into the debtor finance account may be held by us as unapplied cash pending our full processing of that amount.

(b)	we may initially allocate a percentage of the amount paid into the debtor finance account against a debt, and make the remainder available for refund. If the amount made available for refund differs from the amount allocated by us to the amount of the total retention in relation to that debt, we may make such adjustments as we consider appropriate as contemplated by clause 7.9.

7.7	Any other amounts payable by you under this agreement may be:

(a)	debited by making adjustments under clause 7.9; or

(b)	debited to any other account you hold with us, including the debtor finance account or any nominated account.

7.8	You acknowledge we may process transactions under this facility at such times as we determine in our sole discretion. We will not be responsible, and are not liable, for any delays that occur as a result of when that processing occurs.

7.9	We may make such adjustments as is reasonably necessary to:

(a)	the available funds;

(b)	the borrowing base;

(c)	the total retention;

(d)	the funds drawn (to reflect repayments of debts under clause 7.5);

(e)	the balance of the debtor finance account (to reflect adjustments under clause 10.5); and/or

(f)	our records of funds drawn and unapplied cash,

to ensure that they accurately reflect the arrangements in relation to the facility contemplated by this agreement.

For example, we may:

(i)	adjust the available funds to reflect any fees, charges, unapplied cash, non-funded cash, or any minimum amount that we determine must be withheld; and

(ii)	make any consequential changes relating to an adjustment under this clause (including to interest charges or the fees payable by you).

8. Payments, fees and charges

General

8.1	You must pay to us all fees and charges that are set out in this agreement or in our “Business Banking Fees – A Guide to Fees and Charges” booklet (we treat the debtor finance account as an account for the purpose of calculation of fees and charges).

Facility fee

8.2	You must pay us a facility fee for each day, which is calculated by applying the daily facility fee rate (being the facility fee rate as set out in, or as determined in accordance with, the details divided by 365) to the funds drawn as at that day. Accrued facility fees are payable on the last business day of each month (unless another time is agreed) and when this facility terminates or otherwise ends.

Purchase charge

8.3	If the details specify that the purchase charge is payable on each purchase date, you must pay to us the purchase charge set out in the details on each purchase date.

8.4	If the details specify that the purchase charge is payable in advance, the first purchase charge will be payable on a pro-rata basis on the date of this agreement. Subsequent purchase charges will be payable in full on the first business day of the applicable periods below:

(a)	if monthly payment of the purchase charge is specified in the details, each calendar month;

(b)	if quarterly payment of the purchase charge is specified in the details, each calendar quarter (being 1 January to 31 March, 1 April to 30 June, 1 July to 30 September, and 1 October to 31 December); and

(c)	if half yearly payment of the purchase charge is specified in the details, each calendar half-year (being 1 January to 30 June and 1 July to 31 December).

Minimum fees and charges

8.5	If, in any fee cycle:

(a)	the total of all facility fees and default facility fees payable by you in relation to that fee cycle is less than any applicable minimum annual facility fee; and/or

(b)	the total of all purchase charges payable by you in relation to that fee cycle is less than any applicable minimum purchase charge,

then you must pay us, on demand, the amount of that deficiency, provided that for any fee cycle which falls within paragraph (a)(ii) or (b)(ii) of the definition of fee cycle, the respective minimum amounts in paragraphs (a) and (b) above will be calculated on a pro-rata basis.

Lending Indicator Rate – market rate option

8.6	If the details specify that the lending indicator rate is determined using the market rate:

(a)	the market rate in relation to each pricing period is the rate determined by us (in our absolute discretion) which is equal to the “bid rate” quoted on the “BBSY” page of the Reuters Monitor System at or about 10.15am Melbourne time on the business day immediately preceding the commencement of that pricing period for bank accepted bills for a period equal to the pricing period and which starts on that immediately preceding business day; and

(b)	if a market rate cannot be determined in accordance with the above, the market rate for that pricing period will be the rate determined by us in good faith to be appropriate having regard to comparable indices then available in the then current bank bill market.

Other amounts you must pay us

8.7	You must pay us:

(a)	immediately on request, such amounts as required by us to ensure that the amount of the total retention is at least equal to any minimum amount that that we determine must be withheld (notwithstanding the amount that would otherwise be required to be held in relation to each individual debt); and

(b)	immediately the amount by which the balance of your debtor finance account (to the extent it is a debit balance) exceeds the lesser of the borrowing base and the facility limit.

9. Debts

Our right to make enquiries

9.1	You consent to us, as part of any review conducted in accordance with clause 14.1 (Review) where an event of default is found to have occurred, making any enquiries we consider appropriate in connection with the purchased debts. We must make those enquiries on your behalf or on an undisclosed basis if, at the time of making those enquiries, we have not given notice to the debtor of the assignment of the purchased debts.

Verification of debts

9.2	We may, as part of any review conducted in accordance with clause 14.1 (Review) where an event of default is found to have occurred, at our own expense instruct our auditors or accountants to contact (on your behalf where at the time we are obliged not to give notice of assignment of the purchased debts) your debtors asking them to verify the balance of their accounts.

You as agent

9.3	In relation to each purchased debt, until we give notice to the contrary, we appoint you as agent for us to:

(a)	collect all debt payments; and

(b)	take all such action as we reasonably require to enforce payment of all debt payments and compliance with all obligations in connection with the debt documents at your expense.

Despite your appointment as agent, if an event of default has occurred under this agreement, we may do the things set out in this clause ourselves.

9.4	We are entitled to the benefit of all debt payments collected under this agreement.

9.5	Not used.

Documents and notice

9.6	On and from the purchase date:

(a)	you cease to have any rights with respect to the debt documents, all debt documents are and remain our property and any debt documents in your possession are retained in a custodial capacity only;

(b)	you will hold as agent for us:

(i)	all debt documents which you have already received on the purchase date;

(ii)	all debt documents which you receive after the purchase date, immediately upon receipt of those debt documents;

(iii)	any further or substitute debt documents to which you are entitled immediately when your entitlement arises.

If we ask, you must deliver the debt documents to us.

10. Payment of purchased debts

10.1	You agree with us:

(a)	to direct any debtor who wishes to make debt payments to you electronically or otherwise directly to an account, to make those payments directly to the debtor finance account;

(b)	to receive on trust for us any payments received from a debtor (whether in the form of cash, cheque, money order or negotiable instruments) in respect of any purchased debt and to deliver such payments to us in the form they are received by you by promptly depositing such payments to the credit of the debtor finance account;

(c)	if any debt payment is received by you into an account other than the debtor finance account you must within two business days of its receipt:

(i)	notify us that the payment was received;

(ii)	transfer the amount of such debt payment to the debtor finance account; and

(iii)	take sufficient measures to ensure that no further debt payment is received into an account other than the debtor finance account;

(d)	to as soon as reasonably practicable (and in any event no later than five business days after receipt) allocate debt payments against the relevant debtor in your debtor ledger, other than where insufficient information has been supplied with a debt payment to allocate it to a debt and you are diligently following up to obtain sufficient information to allocate the debt payment to a debt;

(e)	to provide an indemnity in the form required by us to enable cheques made out to you in payment of debts to be deposited directly into the debtor finance account; and

(f)	where a debtor properly claims a trade discount, allowance or other credit (the “claim”) in respect of a purchased debt which was not deducted in determining the debt amount of that debt, we may adjust the total retention by the full extent of claim, or we may ask you to immediately pay us, and you must immediately pay us, the full amount of the claim.

10.2	Subject to clause 10.5, any payment made into the debtor finance account in relation to a purchased debt will be applied in satisfaction of that purchased debt to the extent of that payment.

10.3	Subject to clause 10.1, and any other amounts you are obliged to pay under this agreement, you must not make any deposits into the debtor finance account, including any amounts relating to debts which are not purchased debts without our consent.

10.4	If, at any time, we are satisfied that we have received and are entitled to retain final payments in respect of the purchased debts which, after the application of the payments in accordance with this agreement, are in aggregate in excess of the funds drawn, then the excess will, subject to our right to make adjustments under clause 7.9 (for example, because the payment is subsequently reversed or dishonoured) and subject to any amounts payable by you under any other arrangement with us, be payable by us to you. We may satisfy our obligation under this clause by paying the amount into an account in your name or by exercising any right of set-off we may have and are under no further liability in respect of the amount.

10.5	Where a payment made into the debtor finance account in respect of a purchased debt is subsequently dishonoured or reversed for any reason, the amount of that dishonour or reversal will be debited to the debtor finance account.

Other currencies

10.6	Unless we otherwise agree, you must make each payment under this agreement in Australian Dollars, and you waive any right which you have in any jurisdiction to pay an amount other than in Australian Dollars.

10.7	If we receive an amount in a currency other than that in which it is due:

(a)	we may convert the amount received into the due currency (to do this it might be necessary to convert through a third currency) on the day and at such rates as we consider appropriate. We may deduct our usual costs in connection with the conversion; and

(b)	you satisfy your obligation to pay in the due currency only to the extent of the amount of the due currency obtained from the conversion after deducting the costs of the conversion.

11. Return of debts

If a recourse event occurs in relation to a purchased debt, we may elect to return that purchased debt to you. A purchased debt can be returned either by us extinguishing our interest in the purchased debt in accordance with clause 11.1 or by you repurchasing the purchased debt in accordance with clause 11.2. The way in which a purchased debt is returned to you depends on whether notice has been given to you and the relevant debtor

Extinguishment of interest

11.1	If a recourse event occurs in relation to a purchased debt, excluding any purchased debt for which:

(a)	we have given you written notice of our acceptance of your offer made under clause 4.1 or 4.5; and

(b)	notice of its assignment has been given to the debtor under clause 15.4 or otherwise,

we have the option of extinguishing our right, title and interest in that purchased debt, by decreasing the borrowing base and making other consequential adjustments to reflect the extinguishment price. Our right, title and interest in that purchased debt is extinguished on such reduction being made to reflect the extinguishment price.

Our right to require repurchase

11.2	You irrevocably offer to repurchase each purchased debt in respect of which:

(a)	we have given you written notice of our acceptance of your offer made under clause 4.1 or 4.5; and

(b)	notice of its assignment has been given to the debtor under clause 15.4 or otherwise; and

(c)	a recourse event occurs.

How a debt is repurchased

11.3	We are taken to have accepted any offer made under clause 11.2 by decreasing the borrowing base and making other consequential adjustments to reflect the repurchase price of the recourse debt. Upon such reduction title to the relevant debt vests in you.

11.4	The repurchase of, or extinguishment of our right, title and interest in, any debt effected under clauses 11.1 or 11.3 is without any recourse to us or warranty or representation of any kind by us relating to the debt.

12. Warranties

General warranties

12.1	Each time you deliver a debt schedule to us and on each purchase date, you represent and warrant that:

(a)	neither you nor, if you are a corporation, any director or other person, breaches any law or any obligation to another person by signing any arrangement with us or entering transactions or performing obligations under them and that all necessary authorisations to do so have been obtained and you have power to carry on your business;

(b)	your obligations under each arrangement with us to which you are a party are valid and binding and enforceable in accordance with its terms and you are not in default of any arrangement with us;

(c)	all the information given by you or on your behalf or by any guarantor (such as financial statements) is correct and not misleading and you have not withheld any information that might have caused us not to enter into any arrangement with us;

(d)	since the date the information was given there has been no change in your financial circumstances which may have a material adverse effect on your ability to meet your obligations under any arrangement with us;

(e)	you benefit from this agreement and each sale of debts under it, and from all payments into the debtor finance account or nominated account notwithstanding that they may not be accounts held in your own name;

(f)	all declarations and warranties made by you in each other arrangement with us are correct and not misleading; and

(g)	there is no pending or threatened court or other proceeding affecting you except those in which a decision against you would be immaterial.

Debt warranties

12.2	Unless we have agreed otherwise (and except as otherwise disclosed to us in a relevant debt schedule), each time you deliver a debt schedule to us, you represent and warrant in respect of each debt proposed to be purchased by us or purchased by us on the date of delivery of each debt schedule and on each purchase date that:

(a)	the debt is a bona fide debt due and owing by the debtor and is valid, enforceable and subsisting for the debt amount and you are the sole legal and beneficial owner of each debt;

(b)	each debt in a debt schedule arises from the provision of goods and services in the ordinary course of your business;

(c)	you have not created or allowed any encumbrance to exist over or affect any debt (other than an encumbrance granted to us);

(d)	you are lawfully entitled to sell and assign each debt to us;

(e)	the debt documents constitute all material terms and conditions of that debt and are valid and binding and enforceable in accordance with their terms and comply with all legal statutory or other requirements for their validity and enforceability;

(f)	all registration requirements relating to the debt have been or will be satisfied;

(g)	the debts are not overdue nor, to the best of your knowledge, disputed by the debtor or in default;

(h)	you have invoiced the debtor in respect of the debt and the debtor is obliged to pay you within an agreed period of time not exceeding the recourse period;

(i)	no debtor is a related entity to you;

(j)	to the best of your knowledge, no insolvency event has occurred in relation to any debtor;

(k)	each debt has been incurred at or through the debtor’s place of business in Australia (including the external territories);

(l)	each debt is payable in Australian dollars;

(m)	the debt is not subject to a performance based contract, is not issued on a progress claim basis, and does not include liquidated damages;

(n)	you have provided goods and/or services to the debtor in compliance with any agreement to provide such goods and/ or services and any such goods were at the time of sale of merchantable quality and fit for the purpose for which they were purchased;

(o)	you had a good and valid title to the goods the subject of the contract giving rise to the debt before title was transferred to the debtor and you have disclosed to us any retention of title clause in your favour contained in any contract giving rise to the debt;

(p)	no recourse event has occurred in relation to the debt proposed to be purchased or purchased by us (provided that no breach of this representation will occur where you have repurchased the debt in accordance with clause 11.2);

(q)	there are no prohibitive, restrictive or specific conditions in tenders, orders or contracts relating to the debt which could affect collection of the debt in the normal course of trade and, to the best of our knowledge, the debt is not subject to any counterclaim, set-off claim or defence by any debtor;

(r)	you have satisfied yourself that the debtor is able to pay the debt on or before its due date, and you are not aware of any circumstances relating to the debt or the debtor which might affect our valuation of the debt or our decision as to whether to purchase the debt; and

(s)	the debt is a qualifying debt.

Trustee declarations

12.3	You make the following declarations if you or the guarantor (referred to in this clause as “the trustee”) enter into this agreement, or own any of the debts, as trustee of any trust or settlement:

(a)	this agreement is for the benefit of the trust;

(b)	the trustee is the sole trustee of the trust, the trustee has authority to enter into this agreement and the trustee is not in default under the trust deed;

(c)	the trustee has the right to be fully indemnified out of the trust assets for obligations incurred under this agreement and the trust fund is sufficient to satisfy that indemnity and all other obligations in respect of which the trustee has a right to be indemnified out of the trust fund;

(d)	no action has been taken or proposed to terminate the trust;

(e)	the trustee has not delegated any of the trustee’s powers as trustee or exercised any power of appointment;

(f)	the trustee has complied with the trustee’s obligations in connection with the trust; and

(g)	our rights under this agreement rank in priority to the interests of the beneficiaries of the trust.

Notification

12.4	You must tell us whenever anything happens which would mean you or the guarantor could not truthfully repeat all the representations and warranties in this clause 12.

13. Your undertakings

Debt undertakings

13.1	You must:

(a)	not create or allow to exist another encumbrance in connection with any purchased debt or over your assets (or agree to do so);

(b)	not sell, dispose or deal in any other way with any purchased debt (or agree, or attempt, to do so);

(c)	not do anything that might lower the value of any purchased debt or prejudice or adversely affect any right to recover any purchased debt (unless we give our prior consent or you repurchase the debt in accordance with clause 11);

(d)	not agree to any variation of any debt document which would have the effect of varying any purchased debt or release any other party from any obligation or claim under it or waive any breach (unless we give our prior consent or you repurchase the debt in accordance with clause 11);

(e)	not grant terms of payment in respect of any purchased debt in excess of the recourse period;

(g)	provide to us on request information concerning the names, addresses and telephone numbers of each debtor in connection with any purchased debts;

(h)	issue payment reminders, if necessary, to debtors and follow up repayments in a manner consistent with prudent business practice; and

(i)	maintain sales journals and debtor ledgers and any other journals and ledgers we require.

Your business

13.2	You must:

(a)	conduct your business (including collecting debts owed to you) in a proper, orderly and effective manner;

(b)	apply the proceeds received from us in respect of the purchased debts for working capital and for any other purpose approved by us in writing; and

(c)	comply with all relevant laws (including, taxation laws relating to PAYG, GST, Payroll, Work Cover and Superannuation).

13.3	You must provide us with all financial statements and information as we may reasonably request from time to time in relation to you, any purchased debt and each of your subsidiaries. This may include information relating to assets and liabilities, and cash flow projections and sales forecasts for the next twelve months. You must provide us with such information within 14 days of us making such a request.

Further steps

13.4	If we ask, you must execute a separate formal assignment to us of any purchased debt, in a form approved by us.

13.5	You must do anything we ask (such as obtaining consents, signing and producing documents, giving evidence, making investigations, producing receipts and getting documents completed and signed) to:

(a)	perfect our title to each purchased debt;

(b)	enable us to exercise our rights under any assignment of any purchased debt and in connection with each purchased debt;

(c)	support any claim in respect of any purchased debt (including responding to any counterclaim, set-off or defence by the debtor);

(d)	assist us to assume directly the administration and collection of each purchased debt; and

(e)	enable any payment made to you by a debtor (including any cheque) to be deposited directly into the debtor finance account.

13.6	You must:

(a)	upon request by us, provide us with all information or documentation which you have or obtain at any time which has:

(i)	a material bearing on the credit worthiness of any debtor; or

(ii)	materially relates to any disputes or possible disputes concerning the debts;

(a)	not repossess any goods which are the subject of a sale contract giving rise to a purchased debt that contains a retention of title clause, without our prior written consent; and

(b)	keep copies of all documents passing between you and your debtors with respect of all debts and keep proper accounts in respect of the same.

13.7	You must notify us promptly in writing if you:

(a)	cease conducting your business or change the general character of any business you conduct;

(b)	provide financial accommodation to, or permit financial accommodation to remain owing to you by, a related entity or satisfy any financial accommodation you now or in the future owe to a related entity;

(c)	pay any dividend, make any distribution or provide any loan otherwise than in the ordinary course of your ordinary business;

(d)	deposit money with a person in circumstances where the money is not repayable unless you perform obligations (including to pay money) to that person;

(e)	make any arrangement under which you may become liable to make payment to, or on behalf of, any third party other than for goods or services supplied to you in the normal course of your business;

(g)	give any guarantee or enter into any contract of suretyship in respect of any liability of any third party whether immediate, future or contingent; or

(h)	subscribe for, or take an option on, shares or loan capital of any class or description or agree to do so,

provided that, in each case, if you are permitted to do so under the terms of the finance agreement, you will not be required to notify us unless required to do so under the terms of the finance agreement.

13.8	If you are a corporation other than a public company the shares in which are listed on either an Australian public stock exchange, a foreign stock exchange or another market for public trading in securities, then for so long as any purchased debt remains outstanding to us, you must promptly notify us in writing of:

(a)	any transfer of any share or creation or issue of new shares in your capital;

(b)	any variation, alteration or modification of your constitution;

(c)	any increase or reduction in your capital (whether issued or not);

(d)	any special rights, privileges or qualifications attaching to any of your shares; or

(e)	the persons who at the date of this agreement have control of you cease to have such control or one or more persons acquire control of you after that date.

14. Review, variation and voluntary termination

Review

14.1	Without limiting our rights under clause 15 (Default), we may review this facility if an event of default occurs or we reasonably suspect that an event of default might have occurred.

14.2	Without limiting our rights under clause 14.1, on or after each 6 monthly anniversary of this document, or If an event of default occurs or we reasonably suspect that an event of default might have occurred, we may also conduct field examinations. When we conduct a field examination, we may enter land and buildings owned or occupied by you, any of your subsidiaries or any guarantor, any place where any debt document or business records are located and any places of business and registered office of you, any of your subsidiaries or any guarantor to:

(a)	inspect documents relating to you, your business or the purchased debts and the documents relating to any of your subsidiaries or any guarantor and their respective businesses;

(b)	find out whether you are complying with this agreement;

(c)	exercise our rights under this agreement; and/or

(d)	investigate your financial affairs or business or, if you are a corporation, the financial affairs or business of your subsidiaries or any guarantor,

and you and each guarantor authorise (and you must procure that each of your subsidiaries authorises) us, our solicitors, accountants, consultants and other authorised officers to retain for a period that we or such other persons think fit, all books, delivery and dispatch dockets, accounts (including all bank accounts), records, returns (including income tax returns, instalment activity statements and business activity statements) and papers of every description (and where copies of such are available to inspect such copies) and to permit us and those persons to take copies of any of the documents.

If you are a corporation, you must also obtain for us the right to enter for these purposes land and buildings owned or occupied by your subsidiaries, any place where your subsidiary’s property is located and your subsidiary’s registered office.

Variation

14.3	We can, if as part of any review conducted in accordance with clause 14.1 (Review) and an event of default is found to have occurred, and without limiting our rights under clause 15 (Default), do one or more of the following:

(a)	reduce the facility limit;

(b)	introduce a new fee, charge or premium;

(c)	vary the amount of a fee, charge, premium, or rate, the way in which it is calculated or when it is charged;

(d)	vary any discount rate or introduce a new retention percentage applicable to certain types of purchased debts;

(e)	vary any debtor limit, or the debtor to whom it relates, or introduce any new debtor limit; and

(f)	change any other provision of this agreement.

14.4	Not used.

14.5	If our indicator rates (including the lending indicator rate) change, you acknowledge and agree that any rates specified in the details calculated by reference to such indicator rate will change commensurately and any fee calculated by reference to such a rate (including, the facility fee payable under clause 8.2 and the default facility fee payable under clause 15.6) will also change commensurately, without further or separate notice being given to you.

Voluntary termination

14.6	Either party may terminate the facility under this agreement in accordance with clause 1.4.

Effect of voluntary or other termination

14.7	On termination of the facility under this agreement the facility limit will reduce to zero and you must immediately pay all amounts due under clause 8.7(b) as a result of this. We may debit the amount of the balance of the debtor finance account, and all other amounts which are due for payment or which will become due for payment by you to us under any arrangement with us, from your nominated account or any other bank account you hold with us.

14.8	If, after the termination of the facility, we determine that there are no other amounts which are due for payment or which will become due for payment by you under any arrangement with us (including in connection with the nominated account), then:

(a)	if the debtor finance account is a credit balance, you may withdraw an amount equal to that credit balance from the nominated account; and

(b)	if you request, we will re-assign any remaining purchased debts to you (but without any recourse to us or warranty or representation of any kind by us relating to the debt).

15. Default

When are you in default?

15.1	You are in default if:

(a)	you do something you agree not to do, or you don’t do something you agree to do:

(i)	under this agreement (provided that no default will occur solely as a result of a breach of the representation and warranty in clause 12.2(p) or the undertaking in clause 13.1(e) in relation to a debt if you have repurchased that debt in accordance with clause 11) ; or

(ii)	under an arrangement with us (including the finance agreement);

(b)	without our prior written consent, you waive or modify any terms of the contract giving rise to a purchased debt, provided that no default will occur under this clause if the purchased debt is less than $1,000,000 and you have repurchased the debt in accordance with clause 11 within 5 business days of such waiver or modification;

(c)	you create or permit to exist a legal or equitable assignment or encumbrance having or obtaining priority to the right of us in respect of a purchased debt or any encumbrance granted to us does not have or loses the priority it is intended to have;

(d)	you do not pay on time any amount payable under an arrangement with us in the manner required by it unless we are satisfied that the sole reason for such failure to pay is caused by administrative or technical error in the banking system generally which is beyond your control and payment is made within 2 business days after its due date;

(e)	you are, or a guarantor or another person authorised by you or under your control is, in default under any arrangement with us or an event of default, however described, occurs under an arrangement with us unless such default or event of default is capable of remedy and is remedied within 5 business days of the earlier of us giving notice or that person becoming aware of the failure to comply;

(f)	you give, or a guarantor or another person authorised by you or under your control gives, us incorrect or misleading information (including through your declarations or warranties in this agreement) in connection with an arrangement with us;

(g)	you do not, or another person authorised by you or under your control does not, carry out in full an undertaking given in connection with an arrangement with us, within the period specified, or within 7 days if no period is specified;

(h)	we reasonably believe you or one of your related entities, contractors, agents, directors or employees has acted fraudulently in connection with this agreement;

(i)	an insolvency event occurs in relation to you or a guarantor;

(j)	an arrangement with us is, becomes or is claimed to be, withdrawn, invalid, void, voidable or unenforceable or any party has a right to terminate due to breach or to rescind or avoid all or party of any arrangement with us;

(k)	it becomes impossible or unlawful for you or a guarantor of any arrangement with us to perform any obligation under any arrangement with us;

(l)	a change occurs in your or a guarantor’s financial circumstances which, in our opinion, could have a material adverse effect on your or a guarantor’s ability to observe its obligations under this agreement or another arrangement with us;

(m)	acting reasonably we believe that urgent action is necessary to protect any purchased debt;

(n)	you or a guarantor ceases or threatens to cease conducting their business, or a material part of it, or substantially changes the nature of their business, without our written consent;

(o)	a person is appointed to investigate or manage your affairs or the affairs of a guarantor;

(p)	an order for payment is made, or a judgment is entered or signed, against you or any of your assets, and it is not satisfied within 10 days after that event unless the order of judgment is the subject of an appeal by you within such period and we are satisfied that there is reasonable likelihood of success;

(q)	you do not, or a guarantor does not, meet all your or their monetary obligations (whether present or future) on time or within any applicable grace period or any of these obligations become, or can be rendered, payable early otherwise than at your or the guarantor’s election;

(r)	if you, or a guarantor, is a partnership, that partnership is dissolved, an application is made for its dissolution or more than 20% of the partners retire in any 6 month period;

(s)	if you, or a guarantor, is a joint venture partner, that joint venture is terminated;

(t)	if you, or a guarantor, is an individual, you or the guarantor no longer have legal capacity or you become a person protected by the State;

(u)	you, or a guarantor, are trustee of a trust and:

(i)	a new trustee is appointed or any of the trust fund is resettled or set aside, in either case without our prior written consent; or

(ii)	your, or a guarantor’s, right to be indemnified out of the trust assets is restricted in any way; or

(v)	if you, or a guarantor, is a partnership and any of the things in the preceding paragraphs occurs in relation to one or more of the partners, in which case, the thing is deemed to have occurred in relation to you.

What can happen if you are in default?

15.2	If you are in default, we no longer need to provide this facility and may terminate the facility without prior notice. One result of this is that the provisions of clause 14.7 will apply.

15.3	After a default has occurred (and despite anything else in this agreement), we may do one or more of the following, in addition to anything else the law allows us to do:

(a)	notify you that any amount you owe to us is immediately payable and if you do not pay it immediately, we may sue you for that amount;

(b)	notify you that this agreement terminates (without affecting any entitlement which we may have had prior to that termination);

(c)	notify you that any agency established under this agreement is terminated. We may then collect the debt payments (including by appointing a new agent to perform any task in connection with such collection); and

(d)	in respect of the purchased debts, give notice of this agreement and any assignment of debts which are taken to have occurred under clause 4.4 to the debtors (which will be a notice under section 80(7)(a) of the PPSA) or any other person.

Any such notification gives immediate effect to its provisions.

15.4	Despite clause 21, if you are in default, we may in our absolute discretion give notices of assignment of the purchased debts and if we give such notices of assignment we may undertake collection and recovery of the purchased debts and:

(a)	you consent to us giving notices of assignment of the purchased debts to the debtors (both for the purposes of PPSA s.80(7) and generally) and, if deemed appropriate by us, instituting legal proceedings in our own name or as attorney for you in order to obtain payment of the purchased debts;

(b)	you must immediately upon our request, give any notices of the assignment and directions as to payment to the debtors as are required by us to enable recovery of the purchased debts by us;

(c)	you must immediately upon our request, provide any other assistance as is required by us to enable recovery of the purchased debts by us, including the institution and conduct at our direction, of legal proceedings in your name; and

(d)	unless otherwise agreed you must not, except at our request, be concerned in, or attempt, the collection of the purchased debts and you acknowledge and agree we may give good receipt for discharge or compromise any purchased debt in such manner as we think fit.

15.5	Without limiting clause 16.1, you must indemnify us against all costs, liabilities and losses incurred or suffered by us arising from proceedings instituted or actions taken or not taken under clause 15.4.

Excesses and default fees

15.6	If the funds drawn exceeds the borrowing base or the facility limit (whichever is the lesser) on any day, you must pay a default facility fee on the excess for that day, calculated in the manner set out in clause 8.2 but using the default facility fee rate set out in the details rather than the facility fee rate described in that clause. The default facility fee is calculated daily and you must pay this fee (if any) on the last business day of each month.

Default interest

15.7	Unless the amount is subject to a default facility fee, from the time any amount is overdue for payment until it is paid, you must pay interest at the default rate, on the overdue amount. These interest charges are calculated daily or at any other intervals we choose.

15.8	You must pay interest owing under clause 15.7 when we specify.

15.9	Each month (or any other period we choose) we may add to the overdue amount any interest under clause 15.7 which has not been paid. You are then liable for interest under clause 15.7 on the increased amount.

15.10	If any amount you must pay under this agreement becomes covered by a court order, you must pay interest on that amount as a separate obligation. The interest accrues from and including the date we first ask you for the amount until but excluding the date that amount is paid. This obligation is not affected by the court order. The rate is the default rate or the rate in the court order (whichever is higher). You must pay interest under this clause on demand from us.

15.11	Your obligation to pay on time is not cancelled by the provisions of this clause.

15.12	Clauses 15.7 to 15.11 and 15.13 apply equally to the guarantor in connection with amounts the guarantor owes us.

Default management fees

15.13	If you are in default, we may, at our discretion, implement additional management measures in relation to the facility. This may include field examinations in accordance with clause 14.2 and due diligence on the debt documents. If you are in default, you will be liable to pay the default management fees in respect of any management, administration, due diligence or other work done by us whatsoever in connection with the facility (whether as a result of an additional management measure or not).

15.14	Not used

16. Indemnity

16.1	You indemnify us against, and you must therefore immediately pay us on demand for, any liability, loss (including consequential or economic loss) or costs we suffer or incur:

(a)	if you default under this agreement;

(b)	in connection with any person exercising, enforcing or preserving, or not exercising, enforcing or preserving, rights under this agreement (or considering attempting to do so);

(c)	in connection with any obligation to make payment to us under this agreement;

(d)	in connection with our not receiving payments equal to 100% of any debt amount;

(e)	as a result of your or your employees, agents, directors or related bodies corporate actions in using the Corporate Receivables System;

(f)	in connection with the exercise of the power of attorney granted pursuant to clause 22; or

(g)	in connection with your acting as agent for us under this agreement.

16.2	The indemnities in this agreement are continuing obligations, independent of your other obligations under this agreement and survive the termination of this agreement. It is not necessary for us to incur expense or make payment before enforcing a right of indemnity conferred by this agreement.

17. Appointment of consultants

17.1	In addition to all other rights and remedies under this agreement, while any moneys remain owing or payable by you to us, or any of your liabilities to us exist, you, if we request at any time in our discretion, will engage such accountancy, financial management and other consultants as we may nominate to examine your affairs, to investigate whether you or any guarantor are in default in connection with the facility, and to make recommendations relating to the manner in which you or any guarantor carry on your businesses.

17.2	You agree that you will provide (and to procure that each guarantor provides) all assistance considered necessary or desirable by the consultants, and comply with every reasonable request they make (including making your financial records available to them) to enable the consultants to conduct a proper examination of your affairs. You agree to pay the fees of such persons. You will provide to us a copy of the consultants’ report and recommendations. You, at your sole discretion, will decide whether to accept the recommendations and we will assume no liability with respect to any actions you take, or do not take, as a result of the recommendations.

17.3	You will pay to us on demand all moneys expended by us in engaging any person under clauses 17.1 or 17.2.

18. Costs

18.1	You must pay us for our costs in arranging, administering (including giving and considering consents, variations, discharges and releases, producing title documents, or enforcing, attempting to enforce or taking any other action in connection with our rights) and terminating this agreement.

18.2	You must pay us our costs incurred by us doing anything that you must do under this agreement.

18.3	You must pay us these amounts when we ask, although they are payable by you even if we do not expressly ask you to pay.

18.4	The guarantor must pay us for our costs payable in connection with the guarantee and indemnity including:

(a)	any actual or attempted exercise or enforcement of rights under the guarantee and indemnity; or

(b)	any payment, receipt of other transaction arising out of the guarantee and indemnity.

18.5	Anything which you or the guarantor must do under this agreement must be done at your or the guarantor’s cost.

19. Taxes in connection with this agreement

19.1	You must pay us for all taxes, fees, and charges payable in connection with this agreement and any transaction under it and any interest, penalties, fines and expenses in connection with them.

19.2	(a)	Unless otherwise stated all amounts referred to in this agreement are expressed exclusive of goods and services tax or similar tax in Australia (“GST”).

(b)	If GST is imposed on any supply made by us under or in connection with this agreement, where the fee or any other amount or consideration (“consideration”) payable or to be provided by you under this agreement in relation to that supply is exclusive of GST (“GST-exclusive consideration”), we may, in addition to and at the same time as that GSTexclusive consideration, recover from you an additional amount on account of GST. This additional amount is to be calculated by multiplying the GST-exclusive consideration for the relevant taxable supply by the GST rate prevailing at the time of a taxable supply and should be paid to us on demand without any deduction or set-off of any other amount.

(c)	We will promptly issue to you a tax invoice in respect of any taxable supply.

19.3	The guarantor must pay us for any taxes incurred or payable in connection with the guarantee and indemnity including:

(a)	any actual or attempted exercise or enforcement of rights under the guarantee and indemnity; or

(b)	any payment, receipt of other transaction arising out of the guarantee and indemnity.

20. Set off

20.1	You or the guarantor must pay us all amounts you owe us in full without set-off, counterclaim or deduction. However, we may, without notice, set-off any money we owe you or the guarantor against amounts you or the guarantor owes us.This includes any amount held by us in any account with us.

20.2	You or the guarantor agree that you are not entitled to set-off any amount held by us in any account with us against any amount you or the guarantor owe us and you or the guarantor must not claim any amount held by us in any account with us for the duration of this agreement.

21. Disclosure of information

21.1	Each party agrees not to disclose, or authorise the disclosure of, information provided by any other party that is not publicly available (including the existence or contents of this agreement) or any information of the kind specified in section 275(1) of the PPSA except:

(a)	by us, if you or the guarantor consent or by you, if we consent (no party may unreasonably withhold consent);

(b)	as required by any law or stock exchange or rating agency (except this paragraph does not permit a party to disclose any information pursuant to section 275(1) of PPSA unless section 275(7) of PPSA applies);

(c)	to any person in connection with our exercising rights or dealing with rights or obligations under any arrangement with us (including in connection with preparatory steps such as negotiating with any potential assignee or potential participant of our rights or other person who is considering contracting with us in connection with an arrangement with us and including under clauses 15.3 and 15.4);

(d)	to officers, employees, receivers (as defined in the Corporations Act), legal advisers, auditors, consultants and other advisers provided the recipient agrees to act consistently with this clause;

(e)	to any party to this agreement or any related entity of any party to this agreement;

(f)	to (or though) an entity whom we assign, transfer, novate by whatever form (or may potentially assign, transfer or novate) all or any of our rights and/or obligations under this agreement; or

(g)	to any guarantor;

(h)	by us in connection with the procedure referred to in clause 21.2, to persons who have registered a security interest in any of your property on the PPSR; or

(i)	in connection with, or as a result of, the registration of our interests under this agreement on the PPSR.

Each party consents to disclosures made in accordance with this clause.

21.2	In order to establish and maintain the priority of our security interest in the purchased debts and their proceeds in the manner provided for in section 64 of the PPSA, we may notify persons who have registered a security interest in any of your property on the PPSR (whether or not such registered security interest is registered as a purchase money security interest).

22. Power of attorney

22.1	You appoint us, any authorised officer and each of our employees whose job is designated by us as being manager level as your attorney. Each attorney may act independently or together. If we ask, you must formally approve anything an attorney does under clause 22.2. You may not revoke these appointments.

22.2	An attorney may:

(a)	do anything which you can lawfully authorise an attorney to do in connection with this agreement or the purchased debts or which the attorney believes is expedient to give effect to any of our rights (these things may be done in your or the attorney’s name and they include signing and delivering agreements, selling or transferring the purchased debts or giving a debtor a valid discharge for purchased debts which are paid to us, lodging or withdrawing caveats, otherwise dealing with the debts or debtors of purchased debts and starting and conducting and defending legal proceedings to enforce a purchased debt or any debt document); and

(b)	delegate their powers (including this power) and revoke a delegation; and

(c)	exercise their powers even if this involves a conflict of duty or they have a personal interest in doing so.

23. Code of Banking Practice

23.1	We have adopted the Code of Banking Practice and relevant provisions of the Code of Banking Practice apply to this facility, if you are an individual or a small business customer (as defined by the Code of Banking Practice). You can obtain from us upon request:

(a)	information on our current interest rates and standard fees and charges relating to this facility;

(b)	general descriptive information concerning our banking services including:

(i)	for accounts with cheque access, general descriptive information about cheques;

(ii)	account opening procedures;

(iii)	our obligations regarding the confidentiality of your information;

(iv)	complaint handling procedures;

(v)	bank cheques;

(vi)	the advisability of informing us promptly when you are in financial difficulty;

(vii)	the advisability of reading the terms and conditions applying to each banking service we provide to you;

(c)	general descriptive information about the identification requirements of the Anti-Money Laundering and Counter- Terrorism Financing Act 2006 (Cth) and the options available to you under the tax file number legislation; and

(d)	a copy of the Code of Banking Practice.

24. Notices, other communications and service of documents

Notices and other communications

24.1	A notice, certificate or other communication given in connection with this agreement must be in writing, or such other form permitted by this agreement. Written communications from you or the guarantor must, where the form permits, be signed by a director or another person approved by us.

24.2	They may be:

(a)	given personally (if they are for you or a guarantor, to you or that guarantor, or if either is a partnership or company, to one of those partners or a relevant director; if they are for us, to one of our employees at the office where you arranged this agreement or any other office we tell you);

(b)	left at the address last notified;

(c)	sent by prepaid post to the address last notified;

(d)	sent by facsimile to the fax number last notified or by another form of electronic communication to address last notified;

(e)	where expressly allowed by this agreement, by us publishing the notice on the internet or in the press; or

(f)	given in any other way permitted by law.

24.3	They take effect from the time they are actually received or, if earlier in the case of a communication to you, the time they are taken to be received.

24.4	A communication is taken to be received:

(a)	If sent by post, 3 business days (or 7 business days, if sent overseas) after the date of posting;

(b)	if sent by fax machine that produces a transmission report, at the time shown in a transmission report that indicates that the whole fax was sent;

(c)	if sent by some other form of electronic communication using a system that generates a delivery receipt, at the time shown in a delivery receipt that indicates that the whole of the message was sent;

(d)	if published, at the time first published, unless delivery or receipt is on a day that is not a business day or is after 4.00 p.m. (addressee’s time) in which case it will be taken to be received at 9.00 a.m. on the following business day.

24.5	We may serve any document in a court action (including a writ of summons, other originating process or third or other party notice) on you or a guarantor by delivering it to the address for that party last notified to us or by leaving it there.This does not prevent any other method of service.

24.6	You waive to the extent permitted by PPSA your right to receive any notice of a verification statement or any other notice we are required to give under PPSA.

Certificates

24.7	We may give you or the guarantor a certificate about a matter or about an amount payable in connection with this agreement. The certificate is sufficient evidence of the matter or amount, unless it is proved to be incorrect.

25. General matters

Prompt performance

25.1	If this agreement specifies when you or a guarantor must perform an obligation, you or the guarantor must perform it by the time specified. You or the guarantor must perform all other obligations promptly.

How we may exercise our rights

25.2	We may exercise a right or remedy or give or refuse our consent in any way we consider appropriate, including by imposing conditions.

25.3	If we do not exercise a right or remedy fully or at a given time, we can still exercise it later.

25.4	We are not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right or remedy, whether or not caused by our negligence.

25.5	Our rights and remedies under this agreement:

(a)	are in addition to other rights and remedies given by law independently of this agreement; and

(b)	may be exercised even if this involves a conflict of duty or we have a personal interest in their exercise.

25.6	Our rights and remedies under this agreement may be exercised by any authorised officer, any of our directors, any of our employees whose job position is the equivalent of “manager”, “head of” or “lawyer”, or any other person we authorise.

Waiver

25.7	A provision of this agreement, or right created under it, may not be waived except in writing signed by the party or parties to be bound.

Inconsistent law

25.8	To the extent permitted by law, this agreement prevails to the extent it is inconsistent with any law.

Dealings

25.9	Your rights and obligations are personal to you and may not be assigned or novated without our consent.

25.10	We may assign or otherwise deal with our rights and obligations under this agreement or another arrangement with us in any way we consider appropriate. If we do this, you may not claim against any assignee (or any other person who has an interest in this agreement or the arrangement with us) any right of set-off or other rights you have against us. At our request you must execute and deliver to us or any other person we specify any document we reasonably require for this purpose.

Remedy Default

25.11	We may, without notice to you, remedy any default by you or the guarantor under this agreement and recover from you or the guarantor on demand all costs expended in making good the default.

Partnerships

25.12	If you are a partnership, this agreement will continue to bind you and each partner despite:

(a)	any changes which may from time to time take place in the partners, whether by the death, incapacity, or retirement of any partner or the admission of any new partner or otherwise;

(b)	the fact that the partnership no longer carries on business; and

(c)	the fact that any of the partners are no longer members of the partnership, and you agree to procure the execution of any documents we reasonably require to give full effect to this provision.

Applicable law

25.13	This agreement is governed by the law of the place in which we sign. You, the guarantor and we submit to the nonexclusive jurisdiction of the courts of that place.

Entire agreement

25.14	You warrant to us that this agreement is not executed in reliance on any representation, promise or statement by us or any person on our behalf other than as expressly contained in this agreement.

25.15	This agreement together with the other finance documents (as defined in the finance agreement) constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

Termination – preservation of obligations

25.16	No termination, cancellation or suspension of this agreement for any reason affects the rights or obligations of the parties, including in relation to a purchased debt where the debt became a purchased debt prior to, or upon, such termination, cancellation or suspension. The terms of this agreement continue to apply notwithstanding termination, cancellation or suspension as long as is necessary to give effect to these rights and obligations.

Partial invalidity

25.17	If, at any time, any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

Counterparts

25.18	This agreement may be executed in any number of counterparts, and if so, the counterparts taken together constitute one and the same instrument.

Exclusion of PPSA provisions

25.19	If Chapter 4 of PPSA would otherwise apply to the enforcement of this agreement, you agree the following provisions of PPSA will not apply to the enforcement of this security agreement:

(a)	section 95 (notice of removal of accession), to the extent that it requires us to give a notice to you;

(b)	subsection 121(4) (enforcement of liquid assets – notice to grantor);

(c)	section 125 (obligation to dispose of or retain collateral);

(d)	section 130 (notice of disposal), to the extent that it requires us to give a notice to you;

(e)	paragraph 132(3)(d) (contents of statement of account after disposal);

(f)	subsection 132(4) (statement of account if no disposal);

(g)	section 142 (redemption of collateral); and

(h)	section 143 (reinstatement of security agreement).

PPSA further assurance

25.20	You acknowledge that this agreement is a “security agreement” as that term is defined in the PPSA and agree that we may register our interests under this agreement on the PPSR in any way, and against whatever collateral class, we think fit. You consent to any such registration or notification and agree not to make an amendment demand.

25.21	You must do anything we ask you to do:

(a)	to ensure each security interest granted under this agreement is perfected; and

(b)	to enable us to register this agreement and each security interest constituted by it with the priority that we require, and to maintain that registration.

25.22	You must register on the PPSR every security interest that you hold in respect of goods which have been supplied to, or financed for, debtors (and the proceeds of such goods):

(a)	as soon as such security interest becomes registrable under the PPSA (whether before or after the security interest arises); and

(b)	in a manner which affords you the highest possible priority under the PPSA in respect of each security interest, and maintain each registration at all times while you have an obligation under this agreement or any other agreement with us.

25.23	You must pay us and indemnify us for an amount equal to any costs and taxes in connection with preparing, registering and maintaining any financing statement or financing change statement (each as defined in the PPSA) in relation to a security interest, or taking any other action that in our opinion is necessary to ensure that, to the maximum possible extent, our security position, and rights and obligations, are not adversely affected by the PPSA (or that any such adverse effect is overcome to the maximum extent possible).

26. Guarantee and indemnity

26.1	Consideration

The guarantor acknowledges incurring obligations and giving rights under this agreement for valuable consideration received from us.

26.2	Guarantor’s obligations

(a)	By signing this agreement, the guarantor could become liable to pay us under the guarantee in clause 26.3, the indemnity in clause 26.4, costs and taxes in clauses 18 and 19and interest under clauses 15.7 to 15.12. The guarantor’s obligations under this agreement are subject to the provisions in this agreement about the Code of Banking Practice if it applies in accordance with clause 26.7.

(b)	The guarantor is liable for all its obligations under this agreement individually and jointly with any other person named in this agreement as guarantor and its obligations under this agreement continue until all amounts payable by you have been paid.

(c)	To the extent the Code of Banking Practice applies to the guarantee and indemnity, or in any case if a guarantee limit is specified in the details, the guarantor’s liability in connection with this agreement is limited to the sum of:

(i)	the guarantee limit; and

(ii)	the additional liabilities payable by the guarantor under clauses 18 and 19 and clauses 15.7 to 15.13 (such as costs, taxes and interest).

26.3	Guarantee

Each guarantor unconditionally and irrevocably guarantees that you will:

(a)	pay all amounts payable by you under this agreement; and

(b)	perform all of your obligations under this agreement.

If you do not pay us any amount under this agreement when it is due, the guarantor must pay that amount to us when we ask.

26.4	Indemnity

Each guarantor unconditionally and irrevocably indemnifies us against any loss we suffer or incur if:

(a)	you do not, are not obliged to or are unable to, pay us in accordance with this agreement;

(b)	you do not comply on time with all your obligations under this agreement;

(c)	the guarantor does not or is not obliged to pay us an amount under clause 26.3; or

(d)	we are obliged, or we agree to pay an amount to a trustee in bankruptcy or liquidator in connection with a payment by you or the guarantor.

Each guarantor agrees to pay us a sum equal to such loss when we ask.

26.5	Enforcement of rights

We may make a claim against the guarantor under this agreement before we enforce any of our rights against you or any other person or under any other document including any security interest.

26.6	Continuance of the guarantor’s liability

The guarantor agrees that its liability under this agreement is not affected by any act or omission by us or by anything which might affect it under law or otherwise including:

(a)	the fact that:

(i)	the guarantor does not see a pro forma or completed details;

(ii)	we vary or replace this agreement such as by extending the term;

(iii)	we enter into this agreement as agent or as principal;

(iv)	we either release, lose the benefit of or do not obtain any security interest or do not register any security interest that could be registered;

(v)	we release you or give you a concession, such as more time to pay;

(vi)	we release any person who guarantees your obligations under this agreement;

(vii)	the obligations of any person who guarantees your obligations under this agreement may not be enforceable; or

(viii)	any person who was intended to guarantee your obligations under this agreement does not do so or does not do so effectively;

(b)	the death, mental or physical disability or insolvency of any person including you or the guarantor; or

(c)	changes in the membership, name or business of a firm, partnership, committee or association.

26.7	Code of Banking Practice – Guarantee

The relevant provisions of the Code of Banking Practice apply to this guarantee and indemnity if, at the time that this guarantee and indemnity is executed, the guarantor is an individual and you are an individual or a small business customer (as defined by the Code of Banking Practice).

26.8	Ending this Guarantee

Except to the extent the guarantor has a right conferred by the Code of Banking Practice, the guarantor cannot otherwise withdraw from, end or limit this guarantee and indemnity.

27. Definitions and interpretation

27.1	Unless otherwise stated:

(a)	Where a limit, rate, fee or other matter is set out in the details, a reference in this agreement to it is a reference to that limit, rate, fee or matter as set out in the details as amended in accordance with this agreement.

(b)	The singular includes the plural and vice versa.

(c)	A reference to:

(i)	a document includes any variation or replacement of it;

(ii)	including, such as or for example when introducing an example, does not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(iii)	law means common law, principles of equity and laws made by parliament (and laws made by parliament include State, Territory and Commonwealth laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of them);

(iv)	person includes an individual, a firm, a body corporate, an unincorporated association or an authority.

(v)	any thing (such as an amount) includes the whole and each part of it.

27.2	These meanings apply to this agreement, unless otherwise stated:

advance rate means 100% minus the discount rate.

agreement means this Corporate Receivables Facility Agreement, including the guarantee and indemnity, and any attached schedules.

arrangement with us means this agreement, each debt schedule, the finance agreement and each other arrangement including an agreement or a security interest under which you or a guarantor has or could in the future have obligations to us or any of our related entities in connection with this agreement.

attorney means each attorney appointed by you under clause 22.1.

authorisation method means any method specified by us by which evidence is provided to us through the Corporate Receivables System, and we use that evidence to authenticate, that a message received by us through the Corporate Receivables System is sent with your authority.

authorised officer means in respect to us:

(a)	any director or secretary;

(b)	any person authorised to act under any general power of attorney for us;

(c)	any person authorised to act on our behalf under this agreement by an authorised officer as defined in paragraphs (a) or (b) above; and

(d)	any solicitor (whether or not an employee) acting on our behalf in connection with this agreement,

and in respect of any other party being a body corporate, any director, secretary or any officer whose title contains the word “Manager”, or a person performing the functions of any of them.

available funds means, at any time, the amount calculated in accordance with clause 5.3.

borrowing base means the amount calculated in accordance with clause 6.1.

business day means a day other than a Saturday or Sunday or a day gazetted as a public holiday in the place in which we sign this agreement.

commencement date means the date we make the initial payment.

control of a corporation includes the direct or indirect power to directly or indirectly:

(a)	direct the management or policies of the corporation; or

(b)	control the membership of its board of directors,

whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of the corporation or otherwise.

Corporations Act means the Corporations Act 2001 (Cth).

costs includes costs, charges, fees and expenses including those incurred in connection with our internal and external legal advisers (on a full indemnity basis) and professional consultants.

credit note means any credit note issued by you to a debtor in respect of a purchased debt.

customer margin means the customer margin set out in the details as varied from time to time.

debt means any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) for the payment or repayment of money owed by a debtor to you in the ordinary course of your business and includes purchased debts. A reference to a debt includes all proceeds of the debt. To the extent that a debt is, or is a component of, chattel paper (as defined in the PPSA), a reference to the debt includes the security interest or lease component of that chattel paper.

debt amount means, with respect to a debt, the gross dollar amount charged to the debtor (including taxes) but excluding any allowance, deduction or other credit you allowed to the debtor as shown on the invoice or other debt document for that debt.

debt documents means, in respect of each purchased debt:

(a)	all invoices;

(b)	all credit notes, delivery dockets, purchase orders, supply contracts, time sheets or like documentation;

(c)	all offer letters and purchases, agreements and other instruments relating to the purchased debt (including any bills of exchange and promissory notes, present and future);

(d)	all encumbrances which you hold in respect of the purchased debt and any agreement entered into by you in relation to the priority or sharing of any such encumbrance;

(e)	each insurance policy, title document and other document relating to the property which is the subject of any encumbrance and which is held by you; and

(f)	all other records in any form.

debt payments means any payments of money (including by way of principal, interest, commission and otherwise) in respect of a purchased debt.

debt schedule means a document, in a form acceptable to us, which includes details of the purchased debts and any credit notes, adjustments and debt payments relating to those debts for the period specified in the debt schedule which period must be as contemplated by clause 3.1, and which attaches or is accompanied by such documents or information as we require.

debtor means, with respect to a debt, that person to whom you have provided goods or services, and who is liable to you for the debt.

debtor finance account means the account under this agreement maintained by us for the purpose of managing your facility.

debtor limit means, at any time, in relation to a debtor or group of debtors identified in the details:

(a)	the amount set out in the details; or

(b)	the amount which is the percentage set out in the details of aggregate debt amounts for all purchased debts, which amount will vary with the aggregate debt amounts of all purchased debts.

a debtor limit event occurs whenever a debtor limit is exceeded.

debtor limit excess means, in relation to a debtor in respect of which a debtor limit event has occurred, the amount by which the aggregate debt amounts of all debts owing by that debtor exceeds its debtor limit.

default management fees means the fee specified as such in the details.

default rate means a per annum rate of interest and, unless we notify you otherwise, is the rate equal to the default facility fee rate specified in the details.

details means Part A of this agreement.

discount rate means the percentage that we apply to the amount of a debt to determine the amount of the debt that should be attributed to the total retention.

effective date has the meaning given in clause 1.5.

encumbrance means any:

(a)	security interest;

(b)	assignment of income, garnishee order or monetary claim;

(c)	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors;

(d)	right that a person (other than the registered proprietor) has to remove something from land (known as a profit à prendre), easement, public right of way or restrictive or positive covenant or lease, licence to use or occupy;

(e)	equity, interest or writ of execution;

(f)	third party right or interest arising as a consequence of enforcement of a judgment;

(g)	security deposit;

(h)	option; or

(i)	other agreement, notice or arrangement having a similar effect as those items set out in paragraphs (a) to (h) above,

or any agreement to create any of them or allow them to exist.

an event of default occurs if you are in default under clause 15.

excluded debts means:

(a)	any debts regulated by the National Credit Code (either as “credit contracts” or “consumer leases” as defined in that Code); and

(b)	any debt which is comprised of future but not yet accrued progress claims or liquidated damages;

(c)	any debt which is comprised of payment for performance of goods or services not yet supplied which is of a material value in our opinion ;

(d)	any debt with payment terms in excess of the recourse period;

(e)	any debt of a class or description specified by us by a minimum of 30 days prior written notice to you from time to time as determined by us in good faith to be “excluded debts. For the avoidance of doubt, we may specify classes of debts as excluded debts in our absolute discretion and without providing any reason to you.

extinguishment price means the lesser of the debt amount and the balance outstanding of the debt amount.

facility limit means the amount specified in the details or such other amount as is notified from time to time by us in our absolute discretion to you as the facility limit.

fee cycle means:

(a)	for the purposes of clauses 8.5(a), 8.5(b) where the minimum purchase charge is an annual figure, and 8.5(c):

(i)	each full twelve month period commencing on the date of this agreement or an anniversary of that date; and

(ii)	any period of less than 12 months commencing on the date of this agreement or an anniversary of that date, and ending on the day this facility terminates; and

(b)	for the purposes of clause 8.5(b) where the minimum purchase charge is a monthly figure:

(i)	each monthly period ending on the same day of the month as the date of this agreement or, if there is no such day in that month, the last day of the month; and

(ii)	any period of less than one month commencing on the date of this agreement or a day on which a fee cycle ends, and ending on the day this facility terminates.

finance agreement means the agreement of that title dated on or about the date of this agreement between you, the guarantor and us (as amended from time to time).

force majeure means a cause beyond a party’s control including acts of God, acts of war, revolution, sabotage, riots, civil commotion, acts of public enemy, terrorism, embargo, acts of government in its sovereign capacity, strikes, lockouts, boycotts, fire, communication line or utility failures, power failures, earthquakes, floods or other natural disasters.

funds drawn means, at any time, the funds drawn by you plus any adjustments which we make under clause 7.9.

guarantee and indemnity means the guarantee and indemnity contained in clause 26 of this agreement and each other provision of this agreement applying to the guarantor.

guarantor means each person described in the details as a guarantor. If there is more than one, guarantor means each of them separately and every two or more of them jointly. If the guarantor enters this agreement as trustee of a trust then the guarantor is also bound in its personal capacity and guarantor includes both the trustee capacity and its personal capacity.

initial payment means the first occurrence under this agreement of us:

(a)	making an initial adjustment to the borrowing base; or

(b)	increasing the amount of the total retention with an amount referable to those debts purchased on the commencement date.

insolvency event means, in respect of a person, any of the following events:

(a)	it is (or states it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)	it has an administrator, liquidator, provisional liquidator, Controller (as defined in the Corporations Act) or any other kind of insolvency administrator appointed to it or to any part of its property, or it is or any part of its property is placed under any other formal or informal kind of insolvency administration;

(c)	an application is made to a court for an order, or an order is made, that it be wound up;

(d)	it resolves or takes any action to wind itself up, or otherwise dissolve itself, or it is otherwise wound up or dissolved, except to reconstruct or amalgamate while solvent on terms approved by us in writing;

(e)	execution or distress or any other process is levied or attempted or imposed against or over any of its undertaking, property or assets;

(f)	a compromise, arrangement, assignment, moratorium or composition is proposed with, or becomes effective in relation to, its creditors or any class of its creditors (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by us in writing);

(g)	an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 5 business days), a resolution is passed, a proposal is put forward, a meeting is convened, or any other action is taken, in each case in connection with it, which is preparatory to or could result in any of the things referred to above;

(h)	it is taken (under section 459F of the Corporations Act) to have failed to comply with a statutory demand;

(i)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which we reasonably deduce it is so subject);

(j)	it takes any step to obtain protection, or is granted protection, from creditors, under any applicable legislation;

(k)	it is deregistered for whatever reason;

(l)	it commits an act of bankruptcy within the meaning of the Bankruptcy Act 1966 (Cth);

(m)	it becomes a bankrupt as defined in the Bankruptcy Act 1966 (Cth) or action is taken which could result in that event;

(n)	it is otherwise unable to pay its debts when they fall due; or

(o)	something having a substantially similar effect to any of the things referred to in paragraphs (a) to (n) above happens in connection with it under any law.

Corporate Receivables System means any one or more (a) system, (b) platform or (c) other method designated by us from time to time, which provides you access to and allows you to operate your facility. A reference to you accessing the Corporate Receivables System is a reference to the Corporate Receivables System being accessed or made available to you through the users nominated by you in accordance with this agreement.

lending indicator rate means the rate specified as such in the details.

market rate means the rate determined from time to time in accordance with clause 8.6.

message means any communication or instruction of any kind between you and us using the Corporate Receivables System.

nominated account means the account held with us in respect of which you instruct us is your nominated account for the purpose of this agreement.

non-funded cash means any excess we determine in respect of any payments (or parts of payments) received into the debtor finance account which we determine are in excess of the value attributed to the debts to which they relate for the purpose of calculating the borrowing base.

This includes, for example:

(a)	payments received in relation to any purchased debts which we have discounted by 100% and to which we have therefore not attributed any bank value;

(b)	payments received in relation to any debts in excess of the value attributed to that debt by us for the purposes of calculating the borrowing base;

(c)	payments received otherwise than in relation to purchased debts.

payable, in relation to an amount, means an amount which is currently payable or will or may be payable in the future.

potential event of default means an event which, with the giving of notice, lapse of time or fulfilment of any conditions, would be likely to become an event of default.

PPSA means the Personal Property Securities Act 2009 (Cth).

PPSR means the register established under the PPSA.

pricing period means a period of up to 31 days ending on the last day of each calendar month, but adjusted where necessary so that:

(a)	the first such period shall commence on the date you execute this agreement;

(b)	a pricing period which would otherwise end on a day which is not a business day will extend to the next succeeding business day;

(c)	each subsequent pricing period shall commence on the next day after the expiry of the preceding pricing period;

(d)	a pricing period may not end after the date this agreement is terminated; and

(e)	if the period from the end of a pricing period to the date this agreement is terminated is less than 7 days, that pricing period will end on the date this agreement is terminated.

proceeds has the meaning given in the PPSA.

purchase date means in respect of any purchased debts the date we are taken to have obtained title to the debts under clause 4.

purchase price means the aggregate debt amounts of the purchased debts or, where the context requires, the debt amount of a particular purchased debt.

purchased debts means, during the term of this agreement, all debts purchased by us as contemplated in clause 4, to the extent that:

(a)	payment has not been received by us in relation to those debts under clause 10.2; or

(b)	those debts have not been repurchased by you under clause 11.3; or

(c)	our right title and interest in those debts has not been extinguished under clause 11.1.

qualifying debt means a debt which is not an excluded debt.

recourse debt means a debt with respect to which a recourse event has occurred.

a recourse event occurs, in relation to a debt:

(a)	if the debtor fails to pay the debt within the recourse period;

(b)	if in your opinion, the debt is unlikely to be paid within the recourse period;

(c)	as soon as you become aware that the debtor disputes the validity or enforceability of the debt and such dispute is not resolved in your favour within 30 days unless otherwise agreed with us;

(d)	as soon as you become aware that the debtor claims damages for an alleged breach of, or purports or attempts to rescind, the contract giving rise to the debt and the claim is not withdrawn or otherwise settled in your favour or the contract is not otherwise reinstated within 30 days unless otherwise agreed with us;

(e)	as soon as you become aware that the debtor refuses to accept, or returns, all or any of the goods or services the subject of the contract giving rise to the debt and the debtor does not withdraw such refusal or take back the goods or services within 30 days unless otherwise agreed with us;

(f)	as soon as you become aware that the debtor makes or attempts to make or raise a counterclaim, set-off, cross-action or defence to the debt;

(g)	if you commit, or you become aware that the debtor alleges that you have committed a breach of any term of the contract giving rise to the debt and such allegation is not withdrawn or otherwise settled in your favour within 30 days unless otherwise agreed with us;

(h)	if for any reason whatsoever the debt is not valid, genuine and fully enforceable for the debt amount;

(i)	if you have breached a warranty given under clause 12.2, or an undertaking given under clause 13.1, in relation to that debt;

(j)	if the value of the debt materially decreases;

(k)	if an insolvency event occurs in relation to a debtor;

(l)	if the debtor is subject to a debtor limit and a debtor limit event has occurred;

(m)	as soon as you become aware that the debtor becomes entitled to a refund or waiver of the debt due to an unacceptable candidate being supplied or a key performance indicator or one of your other obligations not being met; or

(n)	if without our prior written consent, you waive or modify any terms of the contract giving rise to a purchased debt,

and a recourse event occurs in relation to all purchased debts if:

(o)	you have breached a warranty given under clause 12 (other than one given under clause 12.2) or an undertaking given under clause 13 (other than one given under clause 13.1); or

(p)	this agreement is terminated under clauses 1.4, 2.11or 15.3.

recourse period means, in relation to a purchased debt, the period set out in the details as the recourse period.

related entity has the meaning given to it in the Corporations Act.

repurchase price means in relation to a purchased debt in respect of which you have made an offer to repurchase under clause 11.2, the lesser of the debt amount and the balance outstanding of the debt amount.

security means any security interest which secures any of your or a guarantor’s obligations to us.

security interest means a “security interest” as defined under the PPSA and any other interest in relation to property provided for by a transaction that, in substance, secures payment of money or performance of an obligation (without regard to the form of the transaction or the identity of the person who has title to the property). It also includes a guarantee or indemnity.

special conditions means those set out in Part A – Details.

taxes means taxes, levies, imposts, charges and duties (including stamp and transaction duties) imposed by any authority together with any related interest, penalties, fines and expenses in connection with them, except if imposed on our overall net income.

total retention means the amount referred to in clauses 6.2 to 6.4.

unapplied cash means any funds (or parts of payments) received into the debtor finance account which have not, at that time, been applied against one or more debts.

user means, in relation to the Corporate Receivables System any person appointed by you (in a manner acceptable to us) to access the Corporate Receivables System on your behalf.

we means the National Australia Bank Limited (ABN 12 004 044 937) or another entity related to it, and its successors and assigns.

you means the person or persons named in this agreement as “Vendor”. If there are more than one,

you means each of them separately and every two or more of them jointly. You includes your successors and assigns. If you enter this agreement as trustee of a trust then you are also bound in your personal capacity and you includes both the trustee capacity and your personal capacity.

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